Exhibit 10.2
RESTRICTED SHARES (US)
This Grant Document sets forth the terms and conditions of your year-end grant of Restricted Shares under the Merrill Lynch & Co., Inc. (“ML&Co.”) Long-Term Incentive Compensation Plan (the “Plan”).
1.	The Plan.
This grant is made under the Plan, the terms of which are incorporated into this Grant Document. Capitalized terms used in this Grant Document that are not defined shall have the meanings as used or defined in the Plan, which is included in the Prospectus sent to you with this grant. Merrill Lynch, as used in the Grant Document, shall mean ML&Co., its subsidiaries and its affiliates. References in this Grant Document to any specific Plan provision shall not be construed as limiting that provision or the applicability of any other Plan provision.
2.	Grant Conditions.
By accepting this grant, you acknowledge that you understand that the grant is subject to all of the terms and conditions contained in the Plan and in this Grant Document and that you consent to all grant terms and conditions, including without limitation, the covenants set forth in paragraph 4 of this Grant Document.
(a)
General. A Restricted Share is a share of ML&Co. Common Stock that is beneficially owned by you but held by ML&Co. on your behalf until the end of the Vesting Period described below. Your Restricted Shares have voting rights and pay quarterly dividends, when regular dividends are paid on ML&Co. Common Stock.

(b)
Vesting Period. Except as described in paragraph 3 of this Grant Document, your rights to Restricted Shares shall terminate and the Restricted Shares will be cancelled if you terminate employment or otherwise violate any of the terms and conditions of your grant during the Vesting Period specified in your grant. Restricted Shares may not be sold, transferred, assigned, pledged or otherwise encumbered during the Vesting Period. Following each Vesting Date specified in your grant (each, a “Vesting Date”), substantially one quarter of your original number of Restricted Shares will be delivered to you, subject to a reduction of the number of shares to be delivered of an amount of shares necessary to satisfy Merrill Lynch’s applicable tax withholding requirements.

(c)
Termination of Your Rights to Restricted Shares under Certain Circumstances. Except as provided in paragraph 3 hereof, if (1) your employment terminates for any reason other than death, Career Retirement (as defined in paragraph 3) or Disability (as defined in paragraph 3) or as a result of a job elimination (determined in accordance guidelines established by Leadership and Talent Management and Finance) (2) you violate any of the covenants outlined in paragraph 4 of this Grant Document (the “Covenants”) or (3) following termination for Career Retirement, you fail to deliver the Annual Certification and or certification at exit described in paragraph 3(b), your right to the Restricted Shares that remain unvested prior to your date of termination or the date of the violation of the Covenants set for in paragraph 4 shall terminate and the Restricted Shares will be cancelled and will not be delivered to you.
(d)	Delivery — Merrill Lynch Account Designation.

(i)	Once your Restricted Shares have vested in accordance with the terms of this Grant Document, you will be entitled to have those shares delivered, as soon as practicable, to a Merrill Lynch account.

(ii)
     As a participant in the Plan, you must designate a Merrill Lynch account into which shares of ML&Co. Common Stock will be deposited when they are released to you. This account cannot be a Trust Account, Individual Retirement Account or other tax-deferred account. You may use a joint account if you are the primary owner of the account. Account designations can be made on the Payroll Self Service Web Site at http://hr.worldnet.ml.com/edf2. (From the HR Intranet homepage, click on Payroll Self Service.) If you do not designate an account, Merrill Lynch will mail certificates representing shares released to you.

3.	Effect of Termination of Employment.
In general, if, prior to the end of the Vesting Period for your Restricted Shares, your employment terminates or you fail to comply with the covenants contained in paragraph 4 of this Grant Document, your rights to your unvested Restricted Shares will terminate and they will be cancelled. In the case of termination of employment, if your termination occurs in connection with the limited circumstances outlined below, your grant will continue to vest notwithstanding termination, provided that you continue to satisfy the conditions described below. If you fail to comply with these conditions, your rights to your Restricted Shares will terminate and the Restricted Shares will be cancelled:
(a)
Death. If your death occurs prior to the Vesting Date for your Restricted Shares, any unvested Restricted Shares will vest immediately and shares (net of any withholding requirements) will be delivered to your designated beneficiary or estate as soon as possible.

(b)
Disability or Career Retirement. If your employment is terminated as a result of Disability or if you qualify for Career Retirement (as defined below), your Restricted Shares will continue to vest notwithstanding your termination provided that, (1) you do not compete with, or recruit employees from, Merrill Lynch and provide Merrill Lynch with a certification upon your termination and at least annually thereafter (the “Annual Certification”) that you are not engaged in or employed by a business which is in competition with Merrill Lynch and have not solicited or recruited employees from Merrill Lynch and (2) you do not violate the covenants contained in paragraph 4. If you compete with the business of or recruit employees from Merrill Lynch or fail to return the Annual Certification to Merrill Lynch, or violate the covenants contained in paragraph 4 during the Vesting Period for your Restricted Shares, your rights to your unvested Restricted Shares will terminate and the Restricted Shares will be cancelled.

(c)	Termination of Employment Due to Job Elimination. If your employment is terminated in connection with a job elimination (as determined by Merrill Lynch), your

Restricted Shares will continue to vest notwithstanding your termination; provided that, (i) you sign and return an Agreement and Release in the form prescribed by Merrill Lynch and (ii) you comply thereafter with its terms and with the covenants contained in this Grant Document.
(d)
Termination of Employment for Other Reasons:  In the event your employment is terminated for any other reason than those specified in subparagraphs 3(a), 3(b) or 3(c) above, your rights to your unvested Restricted Shares shall terminate and the Restricted Shares will be cancelled.

(e)	Definitions:

To be eligible for “Career Retirement” treatment, you must fulfill the following requirements:
To be eligible for “Career Retirement” treatment, you must fulfill the following requirements:
•	You shall have been employed by Merrill Lynch on March 31, 2006; and

•	No determination shall have been made that there was Cause (as defined below) to disqualify you from Career Retirement treatment.

•
You will not be eligible for Career Retirement (and your Restricted Shares, Restricted Units, Cash Units or Stock Options will be cancelled, unless you qualify for another termination exception) if: (1) following your termination, you engage in any business that is in competition with the business of Merrill Lynch or any of its subsidiaries or affiliates, (2) prior to or following your termination you solicit or recruit any Merrill Lynch employees, (3) you fail to certify, at termination, that you are in compliance with conditions 1 and 2 or fail to sign and return the Annual Certification referred to in the next resolution, or (4) prior to or following your termination, you violate any of the covenants contained in your grant document;

“Disability” shall mean a physical or mental condition that, in the opinion of the Head of Rewards and Recognition Planning of Merrill Lynch (or his or her functional successor), renders you incapable of engaging in any employment or occupation for which you are suited by reason of education or training.
“Cause” shall mean a determination by a committee appointed by the Head of Rewards and Recognition Planning of Merrill Lynch or his or her functional successor, that in its sole, absolute, and un-reviewable discretion: (i) at the time of the termination of your employment, you had committed: a) any violation of Merrill Lynch’s rules, regulations, policies, practices and/or procedures; b) any violation of the laws, rules or regulations of any governmental entity or regulatory or self-regulatory organization, applicable to Merrill Lynch; or c) criminal, illegal, dishonest, immoral, or unethical conduct reasonably related to your employment; and (ii) as a result of such conduct, it is appropriate to disqualify you from Career Retirement treatment with respect to the Restricted Shares covered by this Grant Document.

4.	Covenants.
(a)
Notice Period.  You agree that for the remainder of your employment, you shall provide ML&Co. with at least six months advance written notice (the “Notice Period”) prior to the termination of your employment. During this Notice Period, you shall remain employed by Merrill Lynch (and receive base salary and certain benefits, but will not receive any payments or distributions or accrue any rights to a bonus or any payments or distributions under the Variable Incentive Compensation Program, pro-rata or otherwise) and shall not commence employment with any other employer. You further agree that during the Notice Period, you shall not directly or indirectly induce or solicit any client of Merrill Lynch to terminate or modify its relationship with Merrill Lynch.

(b)
Employment by a Competitor. You agree that, during the period beginning on the date of the termination of your employment and ending on the date of vesting of your Restricted Shares, you will not, without prior written consent from ML&Co., engage in any employment, accept or maintain any directorship or other position, own an interest in, or, as principal, agent, employee, consultant or otherwise, provide any services to anyone, whether or not for compensation, in any business that is engaged in competition with the business of the ML&Co. or its affiliates (a “Competitive Business”).

(c)
Non-Solicitation. You agree that you will not directly or indirectly solicit for employment any person who is or was an employee of ML&Co. or any of its affiliates at any time during the six-month period immediately preceding the date of such solicitation.

(d)
No Hire. You agree that during a period of six months following your termination, you will not hire or otherwise engage, directly or indirectly (including, without limitation, through an entity with which the you are associated), as an employee or independent contractor, any person who is or was an employee of the ML&Co. or any of its affiliates and who, as of the date of your termination of employment, had the title First Vice President or Managing Director or higher and reported directly to the Executive or to the Chief Executive Officer or President of the Company (“Executive, CEO or President Direct Reports”) or any person with the title First Vice President or Managing Director or higher who, at the time of your termination, reported directly to the Executive, CEO or President Direct Reports, provided, however, that this paragraph 4(iv) shall not apply to you, if at the time of your termination you are not a direct report to the CEO, or, the President, if any, of ML&Co. and provided further that the hiring of any person whose employment was involuntarily terminated by ML&Co. or any of its affiliates shall not be a violation of this covenant.

(e)
Non-Disparagement. You agree that you will not disparage, portray in a negative light, or make any statement which would be harmful to, or lead to unfavorable publicity for, ML&Co. or any of its affiliates, or any of its or their current or former directors, officers or employees, including without limitation, in any and all interviews, oral statements, written materials, electronically displayed materials and materials or information displayed on internet- or intranet-related sites; provided however, that this Grant Document will not apply to the extent you are making truthful statements required by law or by order of a court or other legal body having jurisdiction or when responding to any inquiry from any governmental agency or regulatory or self-regulatory organization.
(f)
Confidential Information. You agree that following any termination of employment, you will not without prior written consent or as otherwise required by law, disclose or publish (directly or indirectly) any Confidential Information (as defined below) to any person or copy, transmit or remove or attempt to use, copy, transmit or remove any Confidential Information for any purpose. “Confidential Information” means any information concerning ML&Co. or any of its affiliates’ business or affairs which is not generally known to the public and includes, but is not limited to, any file, document, book, account, list, process, patent, specification, drawing, design, computer program or file, computer disk, method of operation, recommendation, report, plan, survey, data, manual, strategy, financial data, client information or data, or contract which comes to your knowledge in the course of your employment or which is generated by you in the course of performing your obligations whether alone or with others.

(g)
Confidentiality. You also agree that in the event your employment is terminated you will not disclose the circumstances of your termination to any other party, except that you may make such disclosure: on a confidential basis to your tax, financial or legal advisors, your immediate family members, or any prospective employer or business partner, provided that, in each case, such third party agrees to keep such circumstances confidential.

(h)
Cooperation. You agree to (i) provide truthful and reasonable cooperation, including but not limited to your appearance at interviews and depositions, in all legal matters, including but not limited to regulatory and litigation proceedings relating to your employment or area of responsibility at Merrill Lynch or its affiliates, whether or not such matters have already been commenced and through the conclusion of such matters or proceedings, and (ii) to provide Merrill Lynch’s counsel all documents in yours possession or control relating to such regulatory or litigation matters.

(i)
Injunctive Relief. Without limiting any remedies available, you acknowledge and agree that a breach of the covenants contained in subparagraphs (a) – (d), (f) and (g) of this paragraph 4 will result in material and irreparable injury to Merrill Lynch and its affiliates for which there is no adequate remedy at law and that it will not be possible to measure damages for such injuries precisely. Therefore, you agree that, in the event of such a breach or threat thereof, Merrill Lynch shall be entitled to seek a temporary restraining order and a preliminary and permanent injunction, without bond or other security, restraining him or her from engaging in activities prohibited by subparagraphs (a) – (d), (f) and (g) of this paragraph 4 or such other relief as may be required specifically to enforce any of the covenants in subparagraphs (a) – (d), (f) and (g) of this paragraph 4, provided however, that Merrill Lynch shall be entitled to seek injunctive relief for violations of subparagraph (c) of this paragraph 4 only during the period beginning on the date of your termination of employment and ending on the first anniversary of that date.

5.	Effect of a Change in Control of ML&Co.
If a Change of Control of ML&Co. (as defined in the Plan) occurs and your employment subsequently terminates without Cause (as defined in the Plan), or for Good Reason (as defined in the Plan), you will be paid the Fair Market Value (as defined in the Plan) of all of your Restricted Shares in cash.